2003




                         EXECUTIVE SERVICE AGREEMENT







                        Atlantic Security Incorporated

                                      and

                               HENRY HOWARD SMITH




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1.	CONTENTS
1.      Interpretation                  1
2.	Commencement and duration	1
3.	Payment in lieu of notice	1
4.	Job description and duties	1
5.      Job location                    3
6.      Hours of work                   3
7.	Remuneration and benefits	3
8.      Pensions                        4
9.      Expenses                        4
10.     Sickness                        4
11.     Holidays                        4
12.     Confidentiality                 5
13.     Intellectual property           6
14.     Dismissal                       7
15.     Effects of termination          8
16.	Garden leave and suspension	9
17.     Grievance procedure             9
18.     Restrictions                    9
19.     Collective agreements          11
20.     General provisions             11
Schedule 1
Definitions and interpretation         12




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DATE: 	1st  October 2003

PARTIES:

(1)	Atlantic Security Incorporated (registered 30 St Giles Oxford.
Oxfordshire UK (Company); and

(2)	Henry Howard Smith (Executive) of 11629 Cedar Chase Road Herndon,
VA, 20170 USA.

2.	Interpretation

2.1	The definitions and interpretative provisions in schedule 1
apply to this agreement.

3.	Commencement and duration

3.1	The Executive's employment will commence on 6th October
2003. No previous service with any previous employer counts as part of the Executive's continuous service with the Company.

3.2	The Executive warrants and represents to the Company that by entering into this agreement he will not be in breach of any existing or former terms of employment, whether express or implied, or of any other obligation binding on the Executive, and any other appointment with the Company will cease at the date of this agreement.

3.3	The Executive's employment will, unless otherwise terminated in accordance with this agreement, be for a open period from the Commencement Date and will continue from then on, unless and until terminated by either party giving to the other not less than one months' (30 calendar days) written notice, such notice not to be given prior to the expiry of the fixed period.

3.4	The Executive's employment will in any event terminate
without further notice on the Executive's 70th birthday unless agreed to extend by the board.

4.	Payment in lieu of notice

4.1	Without prejudice to its rights under clause 15, the Company reserves the right, at its sole discretion, to terminate this agreement with immediate effect, or with less notice than that required pursuant to clause 2.3, with a payment in lieu of notice equal to the amount of salary (after deduction of income tax and national insurance contributions where applicable) that would be due for the unexpired period of notice.

5.	Job description and duties

5.1	The Executive will serve the Group as President of North
American Division as well as the Chief Operating Officer
(COO) to the Group Chief Executive Officer (CEO), subject to the direction of the CEO, will carry out such duties for the Company and any Group Company as the CEO may from time to time require.




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5.2	The Executive will also be appointed as a Director to the
Atlantic Security Incorporated (ASI) Board of Directors and will be required to attend board meetings, to prepare and circulate to the Chief Executive's reports at least three days prior to each Board meeting, and to generally report to and supply the CEO with such information concerning the Company's affairs as is required.

5.3	 In particular, the Executive will be responsible for:

5.3.1	The development of a business plan within 30 days
of the Commencement Date, which will incorporate a comprehensive budget and a fund raising strategy.
The business plan will be presented to the CEO by the Executive, and will be implemented subject to the Board's ratification;

5.3.2	All matters relating to the Company's employees,
including recruitment, dismissal and disciplinary matters. The Executive will be expected to attract senior personnel, initially on a part time basis and subsequently on a full time basis, to fill certain key roles within the Company.

5.4	The Executive will:

5.4.1	promptly and competently serve the Company in good
faith and promote the interests of the Company and the Group Companies;

5.4.2	give to the CEO or such persons as the CEO may
nominate for the purpose, as and when requested, such information regarding the affairs of the Company or any Group Company as it or they may reasonably require;

5.4.3	at all times conform to the reasonable directions
of the CEO or Board or of anyone duly authorised by it;

5.4.4	behave at all times in a fit and proper manner
consistent with the high profile and good reputation of the Company and do nothing which may damage such profile or reputation or bring the Company or any Group Company into disrepute; and

5.4.5	at all times exercise reasonable care and skill in
the performance of his duties.

5.5	The Executive will not, without the prior written consent of the CEO or Board:

5.5.1	incur on behalf of the Company or any Group Company
any capital expenditure in excess of 5,000 pounds or such other sum as may be authorised from time to time by resolution of the Board;

5.5.2	enter into on behalf of the Company or any Group
Company any commitment, contract or arrangement which is otherwise than in the normal course of



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business or is outside the scope of his normal
duties or is of an unusual or onerous or long-term nature; or

5.5.3	engage any person on terms, which vary from those,
established from time to time by resolution of the Board.

5.6	The whole of the Executive's working time, attention and
abilities will be devoted to the business and affairs of the Company and of any relevant Group Company.

6.	Job location

6.1	The Executive's employment will be based at the Company's
office in the USA, or at such other place as may be designated within the group.

6.2	The Executive will undertake such travel inside and outside
the United States as the CEO may reasonably require and as may be necessary for the proper performance of his duties.

7.	Hours of work

7.1	The normal hours of business of the Company are from 9.00 am until 5.30 p.m. on each weekday excluding statutory and public holidays. The Executive's working time is unmeasured and he is required to work such hours as are necessary to perform properly his duties.

8.	Remuneration and benefits

8.1	The Company will pay to the Executive a gross salary of
$100,000 per annum which will accrue from day to day and be payable by equal monthly instalments in arrears on the last business day of each month by cheque or, at the Company's option, by direct credit transfer to the Executive's nominated bank or building society account. Such salary is inclusive of any fees receivable by the Executive as a director of the Company and any Group Company.

8.2	The Board will review the salary annually on 17th April in
the light of Company performance, the Executive's contribution to it, and inflation. The Executive agrees that the undertaking of a salary review does not confer a right to an increase in salary. In the event that the Executive's employment is terminated wrongfully by the Company, the Executive agrees that any entitlement to compensation on the part of the Executive will not include any element to reflect any salary increases that the Executive may have received had his employment under this agreement continued for the duration of the notice period referred to in clause 2.3.

8.3	The Executive will be entitled to subscribe for shares in
the Company on such terms as may be agreed between the parties.

8.4	Any benefits provided by the Company to the Executive or the
Executive's family which are not expressly referred to in this agreement will be regarded as ex-gratis and at the


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entire discretion of the Company and will not form part of
the Executive's contract of employment.

8.5	The Executive authorises the Company to deduct from any
salary or other payment, including any payment on termination of employment, any sums properly due from the Executive to the Company including, without limitation, the repayment of any loans, advances, repayable or unauthorised expenses, excess holiday pay, overpayment of salary, commission or other benefits.

9.	Pensions

9.1	There is no Company pension scheme in which the Executive is entitled to participate. But the Company will conform to the laws and requirements of country schemes.

10.	Expenses

10.1	The Company will reimburse the Executive on a monthly basis
for all reasonable travelling, hotel and other out-of-pocket expenses exclusively and properly incurred in performing duties under this agreement, and for which receipts and an expense claim form, if so required, are provided to the reasonable satisfaction of the Board.

10.2	Any credit card supplied to the Executive by the Company
will be used only for expenses incurred by him in the course of his employment and in accordance with the Company's regulations from time to time.

11.	Sickness

11.1	The Executive must, if at any time prevented from working by illness or accident, immediately inform the CEO of the Board of Directors. If the incapacity continues for more than seven days, including non-working days, the Executive must send to the Company a certificate of sickness signed by a registered medical practitioner on the eighth day of incapacity and weekly from then on.

11.2	Subject to compliance with clause 10.1, the Executive will
be entitled to receive full salary, inclusive of any statutory sick pay, for the first 13 weeks of incapacity and half salary, inclusive of any statutory sick pay, for the next 13 weeks of incapacity either continuously or in any 12 month period less any payments received by the Executive in respect of sickness benefit and any company-provided permanent health insurance in respect of the period concerned.

11.3	Subject to clause 11.2 and any continuing statutory sick pay entitlement, the Executive will not be entitled to receive any further remuneration during periods of absence due to illness or incapacity and any payment during such period in excess of such entitlement will be at the discretion of the Company.

11.4	At any time required by the Board, the Executive agrees to
undergo, at the expense of the Company, a medical


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examination by a medical adviser nominated by the Board and the Executive consents to the medical adviser disclosing the results of the examination to the Company.

12.	Holidays

12.1	In addition to statutory and public holidays, the Executive
will be entitled to 20 working days holiday exclusive of statutory holidays in every calendar year to be taken at such times as are convenient to the Company and are approved by the CEO.

12.2	Holiday entitlement accrues at the rate of 1/12th of the
annual entitlement for each completed month of service in any year.

12.3	On the termination of this agreement, the Executive will be
entitled to remuneration in lieu of holiday entitlement accrued but not taken as at the Termination Date for that year, or will be required to account to the Company in respect of any holiday taken in excess of accrued entitlement as at the Termination Date.

12.4	The Executive will not be entitled to carry forward any
accrued holiday entitlement from one calendar year to the next without the prior written consent of the Company.

12.5	The Executive must ensure that there is adequate managerial
cover during any period of absence.

13.	Confidentiality

13.1	During the Term and at all times after the Termination Date
the Executive will:

13.1.1	keep secret all Confidential Information;

13.1.2	not communicate or disclose any Confidential
Information to any person;

13.1.3	not use Confidential Information for the
Executive's own purposes or for any purposes other than those of the Company;

13.1.4	use best endeavours to prevent any unauthorised
publication, disclosure or use of any Confidential
Information.

13.2	For the purposes of this clause Confidential Information
means any information of a secret, confidential or private nature in any form concerning the Company or any Group
Company that has been obtained by the Executive by virtue of his employment with the Company and that relates to any of the following:

13.2.1	research and developments;

13.2.2	methods of manufacture or production including
quality controls;

13.2.3	suppliers and their production and delivery
capabilities;



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13.2.4	customers and details of their particular
requirements;

13.2.5	costings, profit margins, discounts, rebates and
other financial information;

13.2.6	marketing strategies and tactics;

13.2.7	current activities and current and future plans
relating to development, production or sales;

13.2.8	development of new products;

13.2.9	production or design secrets;

13.2.10	technical design or specifications of products; or

13.2.11	pricing, credit policies, credit procedures,
payment procedures and systems.

13.3	The restrictions in clause 13.1 will not apply to:

13.3.1	any disclosure required for the proper performance
of the Executive's duties during the course of employment by the Company or as authorised by the Board;

13.3.2	any disclosure made to any person authorised by the
Company to possess the relevant information;

13.3.3	information or knowledge that was known to the
Executive prior to the Commencement Date; and

13.3.4	information that is in the public domain, other
than through the fault of the Executive.

13.4	The Executive will, immediately upon request, deliver to the
Company without retaining or making any copies, all documents, data or material, correspondence, notes, memoranda, records, reports, agreements, or programmes in any format and on whatever media made by the Executive and relating to the Company or any Group Company.

13.5	Any breach of the restrictions in clause 13.1 will be
treated by the Company as gross misconduct entitling the Company to terminate the Executive's employment summarily in accordance with clause 15.1.

13.6	The restrictions in clause 13 will continue to apply after
the termination of this agreement without limit in time.



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14.	Intellectual property

14.1	Any Intellectual Property which is created by the Executive
during or in the course of his employment or relating to, resulting from or suggested by any work which the Executive does for the Company or any Group Company during his employment will be and remain the property of the Company.

14.2	The Executive shall immediately:

14.2.1	upon creation of any Intellectual Property,
disclose and deliver to the Company, or as it may direct, all information and data in his possession or under his power or control, necessary for a full understanding, application and, where applicable, registration of the Intellectual Property;

14.2.2	disclose any Intellectual Property which he has
created previously, or which he created other than in the course of his employment; and

14.2.3	upon receipt of a written request from the Company,
except for any payment to which he may be entitled under section 40 Patents Act 1977, without charge to, but at the cost and expense of the Company, execute all documents and do all such things as may be necessary to obtain, or assist the Company to obtain, any patent or other protection for the Intellectual Property in any or all countries and to vest title to it in the Company free from any adverse rights or claims.

14.3	To the extent that they do not vest in the Company by
operation of law or under this agreement, the Executive assigns to the Company the following rights, title and interests including as a present assignment of future rights, with full title guarantee, free from any adverse rights or claims, to hold for such time as the rights, title and interests subsist and any renewals and extensions of them and after that in perpetuity:

14.3.1	the rights, title and interests he has, or will
have in the future, to the Intellectual Property created by him during or in the course of his employment; and

14.3.2	all rights of action for damages for infringement
of the Intellectual Property.

14.4	The Executive further irrevocably and unconditionally waives any and all moral rights to the Intellectual Property under the Copyright Designs and Patents Act 1988 chapter IV or any rights of a similar nature under any law in any other jurisdiction.

14.5	The Company will be under no obligation to apply for or seek to obtain patent, design or other protection in relation to any Intellectual Property or in any way to use exploit or seek to benefit from it.



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15.	Dismissal

15.1	The Company will be entitled to terminate the Executive's
employment with immediate effect, without prior notice and without payment in lieu of notice, if the Executive:

15.1.1	commits an act of gross misconduct, including
without limitation dishonesty, or is guilty of conduct which in the opinion of the Board brings or might bring the Executive or the Company or any Group Company into disrepute;

15.1.2	commits any material breach of any term of this
agreement, (including without limitation, any breach of clauses 13 and/or 14) which is either not capable of remedy or is not remedied within 30 days after notice from the Company specifying the breach and requiring its remedy;

15.1.3	has an order made by any competent court for the
appointment of a receiver or any other person to exercise powers in respect of his property or affairs, is adjudged bankrupt or makes any arrangement or composition with his creditors generally;

15.1.4	is convicted of any criminal offence, other than a
minor motoring offence that does not prevent the Executive performing his duties;

15.1.5	becomes of unsound mind or otherwise unable to
perform his duties due to problems of mental health;

15.1.6	is convicted of an offence relating to insider
dealing or is in breach of the model codes on directors' dealings in listed securities adopted by the Company or any Group Company;

15.1.7	is disqualified from acting as a director in any
company or otherwise than with the consent of the Company, resigns as a director of the Company and/or any Group Company;

15.1.8	is, in the reasonable opinion of the Board,
incapable of properly performing his duties under this agreement if the Executive has been given due warning by the Company of his incapability and has failed within the specified period to have met the required standard;

15.1.9	without reasonable cause wilfully neglects or
refuses to discharge his duties or to attend to the business of the Company and/or any Group Company.

15.2	If the Executive's employment is terminated in accordance
with clause 15.1, the Executive will not be entitled to any further payment or compensation, except sums which have already become due.



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16.	Effects of termination

16.1	Termination of this agreement by the Company is without
prejudice to any claim that the Company may have for damages arising from any breach by the Executive of this agreement.

16.2	Upon termination for whatever reason:

16.2.1	the Executive will deliver to the Company all
notes, memoranda, records and other correspondence, documents, papers and property in any format belonging to the Company or any other Group Company or any of their clients which may have been prepared by or have come into the possession of the Executive during the course of or as a result of employment with the Company, and will not retain or permit any other person to retain copies or extracts of them in any format; and

16.2.2	without prejudice to any rights that the Executive
may have to compensation, damages or otherwise, the Executive will, immediately upon request by a majority of the Board, resign from all offices held by him in the Company or any Group Company at the Termination Date, including, but not limited to the office of director or company secretary. If the appropriate resignations are not signed and delivered by the Executive to the Board within seven days after such request, the Board may appoint any one of its number to sign the notice of resignation as attorney for and on behalf of the Executive and the Executive irrevocably appoints any of the other members of the Board as the Executive's attorney for such purpose.

16.3		The Executive will have no claim against the Company if
this agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms which are substantially the same as the terms of this agreement.

17.	Garden leave and suspension

17.1	During any period of notice given by either party pursuant
to clause 2.3 or during the six months prior to the expiry of the fixed term referred to in clause 2.3, the following will apply:

17.1.1	the Company will be under no obligation to allow
the Executive to exercise any powers or duties or to provide work for the Executive;

17.1.2	the Company may, in its discretion, suspend the
Executive including, without limitation, requiring the Executive not to contact any customers, clients, suppliers or employees of the Company or any Group Company;



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17.1.3	the Company may, in its discretion, exclude the
Executive from any premises of the Company or any Group Company;

17.1.4	the Company may, in its discretion, require the
Executive to resign from any office in the Company and any Group Company;

17.1.5	the Executive will continue to be entitled to
salary and benefits; and

17.1.6	the Executive will remain an employee of the
Company and will continue to comply with all obligations so far as reasonably practicable.

18.	Grievance procedure

18.1	If the Executive is dissatisfied with any matter relating to his employment with the Company he should appeal in the first instance in person to the Chairman of the Board of Directors. If the matter is not resolved within seven days, the Executive may appeal to the whole Board and be heard at a meeting of the Board whose decision will be final and binding.

19.	Restrictions

19.1	The Executive undertakes with the Company that during the
Term he will not directly or indirectly:

19.1.1	solicit the custom of, canvass, approach or deal
with any person in competition with the Company or any Group Company;

19.1.2	discourage any client, supplier or contractor of
the Company or any Group Company from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company;

19.1.3	solicit or entice away or endeavour to solicit or
entice away from the Company or any Group Company any director or executive employee of the Company or any Group Company with whom the Executive has had dealings during the Term.

19.2	The Executive undertakes with the Company, for itself and as trustee for each Group Company that he will not, for a period of 12 months after the Termination Date, directly or indirectly:

19.2.1	solicit the custom of, canvass, or approach a
Client in relation to any business carried out by the Company or any Group Company in which the Executive was materially involved in the 12 months prior to the Termination Date;



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19.2.2	deal with a Client in relation to any business
carried out by the Company or any Group Company during the 12 months prior to the Termination Date;

19.2.3	induce or attempt to induce any Client to cease
conducting business with the Company or any Group
Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which its business is conducted with the Company or any Group Company;

19.2.4	solicit or entice away or endeavour to solicit or
entice away any director or employee of the Company or any Group Company with whom the Executive has had material dealings during the 12 months prior to the Termination Date; or

19.3	The Executive will not at any time after the Termination
Date hold himself out as being connected with or use any trading name or style which may suggest a connection with the Company or any Group Company.

19.4	For the purposes of clause 19.2 Client means any customer,
supplier or client of the Company or any Group Company with whom the Executive or a member of the Executive's team with the knowledge of the Executive has had material dealings during the 12 months prior to the Termination Date.

19.5	The Executive undertakes with the Company for itself and as
trustee for each Group Company that, during the Term and for a period of 6 months after the Termination Date, he will not directly or indirectly be engaged, interested or concerned other than as holder of shares, which confer not more than three per cent (3%) of the voting rights in a company that is listed on a Recognised Investment Exchange, in any firm, or company or business carrying on a business which is similar to the business of the Company or any Group Company within the United Kingdom.

19.6	The Executive agrees that the restrictions contained in
clause 19 are reasonable to protect the legitimate business interests of the Company and the Group Companies.

19.7	The Executive will not induce, procure or assist any other
person, firm, corporation or organisation to do anything which if done by the Executive would be a breach of any of the provisions of clause 19.

19.8	In clauses 19.1, 19.2 and 19.5 references to acting directly or indirectly will include, without prejudice to the generality of that expression, references to acting alone, jointly with, on behalf of, by means of or by the agency of any other persons.

20.	Collective agreements

20.1	There are no collective agreements that affect the terms and conditions of the Executive's employment.



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21.	General provisions

21.1	Any notice or other communication given under this agreement must be in writing delivered personally or sent by first class post or transmitted by fax, with a confirmatory copy sent by first class post, to the relevant party's address specified in this agreement or to such other address and fax number as either party may have last notified to the other.
Any notice or other communication is deemed to have been duly given on the day it is delivered personally, or the second Business Day following the date it was sent by post, or on the next Business Day following transmission by fax.

21.2	This document and the documents referred to in it,
constitute the entire agreement between the parties and supersede all other agreements or arrangements, whether written or oral, express or implied, between the parties.
No variations of this agreement are effective unless made in writing signed by both parties and their authorised agents.

21.3	Neither party will be affected by any delay or failure in
exercising or any partial exercising of his rights under this agreement unless he has signed an express written waiver or release.

21.4	If any provision of this agreement is or becomes illegal,
invalid or unenforceable under the law of any jurisdiction, that will not affect or impair:

21.4.1	the legality, validity or enforceability in that
jurisdiction of any other provision of this agreement; or

21.4.2	the legality, validity or enforceability under the
law of any other jurisdiction of that or any other provision of this agreement.

21.5	The rights, powers and remedies provided in this agreement
are cumulative and not exclusive of any rights, powers and remedies provided by law. The exercise or partial exercise of any right, power or remedy provided by law or under this agreement will not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.6	This agreement is to be governed by and construed in
accordance with English law.



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Schedule 1

Definitions and interpretation

1.	The provisions of schedule 1 apply to the interpretation of this agreement including the schedules.

2.	The following words and expressions have the following meanings:

Board the board of directors of the Company from time to time or any committee of the board from time to time to which powers have been properly delegated.

Business Day                          A day between Monday and Friday,
                                      inclusive, on which clearing banks
                                      are open in the City of London.

CA 1985                               UK Companies Act 1985.

Client                                as defined in clause 19.4.

Commencement Date                     the date the Executive's employment
                                      commences under this agreement as
                                      set out in clause 3.1.

Confidential Information              as defined in clause 13.2.

Group Company                         the Company, its Holding Company, if
                                      any, and any of the Subsidiaries of
                                      the Company or of any such Holding
                                      Company from time to time.

Holding Company                       as defined in section 736 UKCA 1985.

Intellectual Property                 all patents, patent applications,
                                      utility models, know-how,
                                      trademarks, service marks, trade and
                                      service mark applications, trade
                                      names, domain names, registered
                                      designs, design rights, copyrights
                                      or other similar industrial,
                                      intellectual or commercial rights
                                      subsisting anywhere in the world
                                      relating to the business of the
                                      Company or any Group Company.

Recognised Investment Exchange        as defined in the UK Financial
                                      Services Act 1986.

Subsidiary                            as defined in section 736 UKCA 1985.

Term                                  the period from the Commencement
                                      Date until the Termination Date.


Termination Date                      the actual date of termination of
                                      this agreement.


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3.	All references to a statutory provision includes references to:

3.1	any statutory modification, consolidation or re-enactment of it, whether before or after the date of this agreement, for the time being in force;

3.2	all statutory instruments or orders made pursuant to it; and

3.3	any statutory provision of which that statutory provision is a re-enactment or modification.

4.	Words denoting the singular include the plural and vice versa and words denoting any gender include all genders.

5.	The clause headings are for ease of reference only and do not affect the construction of this agreement.

6.	Unless otherwise stated, a reference to a clause, party or a schedule is a reference to respectively a clause in or a party or schedule to this agreement.

Executed and delivered as a deed
by Atlantic Security Incorporated
acting by two directors or one director
and its secretary:


/s/ Director Terence Sullivan CEO/Chairman
------------------------------------------



/s/ Secretary Gregory Chan
--------------------------

Executed and delivered as a deed
By:

/s/ Henry Howard Smith
-------------------------
Henry Howard Smith
ASI
Chief Operating Officer/Americas President/Board Director


in the presence of:

                /s/ Milvia M. Smith
                ---------------------
Name: 		Milvia M. Smith

Address: 	9017 Vernon View Drive
		Alexandria, Virginia 22308 USA

Occupation: 	Partner, HMS, LLC

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